                                                                                                                         Exhibit 10.2

THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Third Amendment to Loan and Security Agreement (this “Third Amendment”) made and entered into as of the 13th day of May, 2021, but effective as of March 31, 2021, is by and among S&W Seed Company, a Nevada corporation (“S&W Seed”), Seed Holding, LLC, a Nevada limited liability company (“Seed Holding”), and Stevia California, LLC, a California limited liability company (“Stevia CA”; S&W Seed, Seed Holding and Stevia CA are each individually a “Borrower” and collectively referred to as "Borrowers"), the other Loan Parties hereto, the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), and CIBC Bank USA (in its individual capacity, “CIBC”), as administrative agent for the Lenders (“Administrative Agent”).

W I T N E S S E T H:

Whereas, prior hereto, Lenders provided loans, extensions of credit and other financial accommodations to Borrowers pursuant to (a) that certain Loan and Security Agreement dated as of December 26, 2019, as amended by that certain First Amendment to Loan and Security Agreement dated as of September 22, 2020, and that certain Second Amendment to Loan and Security Agreement dated as of December 30, 2020, each by and among Lenders, Borrowers, the other Loan Parties thereto and Administrative Agent (collectively, the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;

Whereas, Borrowers desire Administrative Agent and Lenders to, among other things, (a) modify certain financial covenants, and (b) modify Adjusted EBITDA (collectively, the “Additional Financial Accommodations”); and

Whereas, Administrative Agent and Lenders are willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this Third Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

Now, Therefore, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent, Lenders, Borrowers and the other Loan Parties hereto hereby agree as set forth in this Third Amendment.

I.Definitions.

A.Use of Defined Terms.  Except as expressly set forth in this Third Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

B.Amended Definitions.  Effective as of the Third Amendment Effective Date, Section 1.1 of the Loan Agreement is hereby amended by substituting the definitions set forth below for the corresponding definitions set forth in the Loan Agreement:

Adjusted EBITDA shall mean, with respect to any Person and its Subsidiaries for any test period and without duplication, the sum of EBITDA, plus (a) to the extent deducted in determining EBITDA with respect to such Person and its Subsidiaries for such test period, (i) the Corteva/Pioneer Quarterly Addback, (ii) the Corteva/Pioneer One-Time Addback, (iii) one-time expenses incurred in connection with Permitted Acquisitions in an amount not to exceed

$500,000.00 for any Fiscal Year, provided such expenses are incurred not later than 90 days after the closing of the applicable Permitted Acquisition, (iv) one-time expenses incurred in connection with the Related Transactions in an amount not to exceed $750,000.00, provided such expenses are incurred not later than 90 days after the closing of the Related Transactions, and (v) the Restructuring Addback, and (b) the New Equity Addback for such test period (and without duplication of the New Equity Addback utilized by Borrowers to decrease unfinanced Capital Expenditures in Sections 14.1 and 14.2), provided, the New Equity Addback with respect to research and development expenses incurred in such test period shall not exceed (y) $7,000,000 in the aggregate for the trailing twelve month period ending June 30, 2022, and (z) $0 in the aggregate for any test period thereafter. For purposes of calculating the Consolidated Fixed Charge Coverage Ratio and the Loan Party Fixed Charge Coverage Ratio only, the Loan Parties may include, without duplication, the following in Adjusted EBITDA: (i) half of the Five Points Sale Gain for the Fiscal Quarter ending March 31, 2021, (ii) one fourth (1/4) of the Five Points Sale Gain for the Fiscal Quarter ending June 30, 2021, and (iii) one fourth (1/4) of the Five Points Sale Gain for the Fiscal Quarter ending September 30, 2021.  Notwithstanding the foregoing, the trailing twelve month Adjusted EBITDA for the period ended March 31, 2021 only shall be deemed $4,858,000.

Interest Period shall mean, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one or three months thereafter as selected by a Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)

if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)

any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)	No Borrower may select any Interest Period for a Revolving Loan which would extend beyond the scheduled Maturity Date; and
(d)

Administrative Agent may, in its discretion, require that the first Interest Period under this Agreement be a period less than one (1) month (determined by Administrative Agent).Inventory shall have the meaning ascribed to such term in the UCC.

C.New Definitions.  Effective as of the “Third Amendment Effective Date” (as hereinafter defined), Section 1.1 of the Loan Agreement is hereby amended by adding the following new definitions thereto in the appropriate alphabetical order, respectively:

Liquidity means, as of any date of determination with respect to Borrowers, the sum of (a) Excess Availability, (b) unencumbered (other than Liens in favor of Administrative Agent) cash and cash equivalents that are subject to a first priority Lien in favor of Administrative Agent less (c) checks, drafts and other payment items issued by Borrowers that have not cleared the applicable disbursement account of Borrowers.

Restructuring Addback shall mean addbacks for the test periods ending prior to June 30, 2022, related to actual cost savings implemented by Borrowers in the trailing twelve month period ending as of June 30, 2022, in an aggregate amount not to exceed $500,000; provided

(a) such amounts shall only be added back to EBITDA for the test periods ending prior to June 30, 2022, and (b) such amount shall not be added back to EBITDA in subsequent test periods.

Third Amendment Effective Date shall mean March 31, 2021.

D.Deleted Definitions.Effective as of the Third Amendment Effective Date, Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions of “Benchmark Replacement”, “Benchmark Replacement Adjustment”, “Benchmark Replacement Conforming Changes”, “Benchmark Replacement Date”, “Benchmark Transition Event”, “Benchmark Transition Start Date”, “Benchmark Unavailability Period”, “Early Opt-in Election”, “Federal Reserve Bank of New York’s Website”, “Relevant Governmental Body”, “SOFR”, “Term SOFR” and “Unadjusted Benchmark Replacement” in their entirety.

II.Amendments to Loan Agreement.  Effective as of the Third Amendment Effective Date, the Loan Agreement is hereby amended as follows:

A.Interest Rate. Section 4.1 of the Loan Agreement is hereby amended by adding the following new Section 4.1(e) thereto immediately following Section 4.1(d):

“(e)Rates. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto (including any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.”

B.Benchmark Replacement. Section 4.2.9 of the Loan Agreement is hereby amended by deleting Section 4.2.9 in its entirety and substituting therefor the following:

“4.2.9.Benchmark Replacement Setting

Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section):

(a) Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings.  On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, Borrowers may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until Borrowers’ receipt of notice from Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, Borrowers will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrowers and Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(e)Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f) Definitions.

Available Tenor means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

Benchmark means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such

Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

Benchmark Replacement means, for any Available Tenor:

(1) For purposes of clause (a) of this Section, the first alternative set forth below that can be determined by Administrative Agent:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and

(2) For purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by Administrative Agent and Borrowers as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Benchmark Replacement Conforming Changes means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

Benchmark Transition Event means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

Daily Simple SOFR means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

Early Opt-in Effective Date means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, so long as Administrative Agent has not received, by 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising Required Lenders.

Early Opt-in Election means the occurrence of:

(1)a notification by Administrative Agent to (or the request by Borrowers to Administrative Agent to notify) each of the other parties hereto that at least ten currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by Administrative Agent and Borrowers to trigger a fallback from USD LIBOR and the provision by Administrative Agent of written notice of such election to Lenders.

Floor means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

Relevant Governmental Body means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

SOFR means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

Term SOFR means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

USD LIBOR means the London interbank offered rate for U.S. dollars.”

C.Third Amendment Fee.  Section 4.3 of the Loan Agreement is hereby amended by adding the following new Section 4.3.5 immediately following Section 4.3.4:

“4.3.5Third Amendment Fee.  Borrowers shall pay to Administrative Agent for the benefit of the Lenders party to this Agreement as of the Third Amendment Effective Date an amendment fee in the amount of Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) (the “Third Amendment Fee”), which fee is fully earned and non-refundable as of the Third Amendment Effective Date and is payable on the first to occur of (a) the date Administrative Agent receives Borrowers’ audited financial statements for the Fiscal Year ending June 30, 2022, or (b) the date the Loans are paid in full.  Notwithstanding the forgoing, the Third Amendment Fee will be reduced to Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) if (i) no Default or Event of Default exists as of the date Administrative Agent receives Borrowers’ audited financial statements for the Fiscal Year ending June 30, 2022, (ii) Borrowers’ Adjusted EBITDA for the Fiscal Year ending June 30, 2021 is within $1,000,000 of Borrowers’ 9 + 3 forecast for such Fiscal Year originally delivered to Lender on or around April 21, 2021, and (iii) Borrowers’ Adjusted EBITDA for the Fiscal Year ending June 30, 2022 equals or exceeds Borrowers’ June 30, 2022 Fiscal Year budget originally delivered to Lender on April 21, 2021.”

D.Monthly Reports.  Section 9.2 of the Loan Agreement is hereby amended by deleting Section 9.2 in its entirety and substituting therefor the following:

“9.2Monthly Reports.  Each Borrower shall deliver to Administrative Agent, in addition to any other reports, as soon as practicable and in any event: (i) within twenty (20) days after the end of each month, (A) a detailed trial balance of such Borrower’s Accounts aged per invoice date, in form and substance reasonably satisfactory to Administrative Agent including, without limitation, the names and addresses of all Account Debtors of such Borrower, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Administrative Agent may require in its sole discretion), including a listing of any held checks; and (ii) within twenty (20) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report and Administrative Agent's standard form of Inventory report then in effect or the form most recently requested from such Borrower by Administrative Agent, for such Borrower by each category of Inventory, together with a description of the monthly change in each category of Inventory.  In addition, each Borrower shall deliver to Administrative Agent within thirty (30) days after the end of each month, a forward looking Liquidity forecast evidencing Liquidity for the next twelve (12) months (the “Liquidity Forecast”).

E.Fixed Charge Coverage.  Sections 14.1 and 14.2 of the Loan Agreement are hereby amended by deleting Sections 14.1 and 14.2 in their entirety and substituting therefor the following, respectively:

“14.1Consolidated Fixed Charge Coverage.

Loan Parties shall not permit the Consolidated Fixed Charge Coverage Ratio, tested as of the last day of each Fiscal Quarter, to be less than (i) 1.10 to 1.00 as of the Fiscal Quarters ending March 31, 2021, and June 30, 2021, and (ii) 1.15 to 1.00 as of the Fiscal Quarter ending September 30, 2021, and as of the last day of any Fiscal Quarter thereafter.

14.2Loan Party Fixed Charge Coverage.

Loan Parties shall not permit the Loan Party Fixed Charge Coverage Ratio, tested as of the last day of each Fiscal Quarter, to be less than (i) 1.10 to 1.00 as of the Fiscal Quarters ending March 31, 2021, and June 30, 2021, and (ii) 1.15 to 1.00 as of the Fiscal Quarter ending September 30, 2021, and as of the last day of any Fiscal Quarter thereafter.”

E.Minimum Liquidity. Section 14 of the Loan Agreement is hereby amended by adding the following new Section 14.5 thereto immediately following Section 14.4 thereof:

14.5Minimum Liquidity.

If, as a result of the Liquidity Forecast provided in Section 9.2, the Loan Parties determine that Liquidity will be less than $4,000,000.00 for any forecasted period, then Loan Parties shall raise cash equity from equity holders of S&W Seed that are not Loan Parties or Subsidiaries of Loan Parties in an amount equal to such deficiency at least 90 days prior to such forecasted period and provide evidence of such cash equity raise to Administrative Agent, in form and substance acceptable to Administrative Agent.

III.Conditions Precedent. Administrative Agent’s and Lenders’ obligations to provide the Additional Financial Accommodations to Borrowers are subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution and delivery of this Third Amendment:

A.Borrowers executing and delivering, or causing to be executed and delivered to the Administrative Agent and the Lenders, such agreements, documents and instruments as Administrative Agent or Lenders may reasonably request.

B. No Default or Event of Default exists under the Loan Agreement, as amended by this Third Amendment, or any of the other Loan Documents;

C.No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Administrative Agent and the Lenders prior to the date of hereof shall be pending or known to be threatened against Borrowers or any other Loan Party and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Administrative Agent is likely to materially or adversely affect the financial position or business of Borrowers or any other Loan Party or the capability of Borrowers to pay their obligations and liabilities to Lenders; and

D.There shall have been no Material Adverse Effect since the date of each Borrower’s most recent financial statements delivered to Administrative Agent.

IV.Organizational Information.  Each Loan Party hereby represents and warrants to Administrative Agent and Lenders that as of the Third Amendment Effective Date, (a) the formation and organizational documents of each such Loan Party attached to the Company General Certificates dated as of December 26, 2019, executed and delivered by each such Loan Party to Administrative Agent and Lenders (the “Certificates”), have not been modified or altered in any way, (b) the officers, members or managers, as applicable, for each Loan Party set forth in each such Certificate, that are authorized to execute documents on behalf of such Loan Party remain duly authorized officers, members or managers of such Loan Party, (c) the resolutions attached to each of such Certificate have not been modified, rescinded or altered in any way and are sufficient to authorize the execution and delivery of this Third Amendment and the other agreements, documents and instruments executed and delivered in connection herewith, and (d) each Loan Party is and continues to be in good standing in the state of its formation and in all other states where it is qualified or licensed to do business in which the laws thereof require such Loan Party to be so qualified or licensed except where the failure to qualify would not have a material adverse effect.

V.Conflict.  If, and to the extent, the terms and provisions of this Third Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this Third Amendment shall govern and control; provided, however, to the extent the terms and provisions of this Third Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this Third Amendment, shall remain in and have its intended full force and effect, and Lenders, Administrative Agent and Borrowers hereby affirm, confirm and ratify the same.

VI.Severability. Wherever possible, each provision of this Third Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Third Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this Third Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VII.Reaffirmation.  Each Loan Party hereby reaffirms and remakes all of its respective representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby, and the other Loan Documents.

VIII.Fees, Costs and Expenses.  Borrowers agree to pay, upon demand, all fees, costs and expenses of Administrative Agent and Lenders, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this Third Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

IX.Reservation of Rights.  Administrative Agent and Lenders reserve all of their rights and remedies, including all security interests, assignments and liens pursuant to the Loan Agreement and the other Loan Documents, as well as any rights and remedies at law, in equity or otherwise. Nothing contained in this Third Amendment shall be or be deemed a waiver of any presently existing or any hereafter arising or occurring breach, default or event of default, nor shall preclude the subsequent exercise of any of Administrative Agent’s or Lenders’ rights or remedies.

X.Choice of Law.  This Third Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

XI.Counterpart.   This Third Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  A facsimile or email transmitted executed counterpart to this Third Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this Third Amendment and such other agreements, documents and instruments; provided, however, each Borrower and each other Loan Party shall be required to deliver to the Administrative Agent original executed signature pages in substitution for said facsimile or email transmitted signature pages upon the Administrative Agent’s request therefor.

XII.Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN AGREEMENT, AS AMENDED FROM TIME TO TIME, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY OTHER AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature page follows]

In Witness Whereof, Administrative Agent, Lenders, Borrowers and each other Loan Party have caused this Third Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:

S&W SEED COMPANY, a Nevada corporation By /s/ Matthew K. Szot Matthew K. Szot, Executive Vice President and Chief Financial Officer	SEED HOLDING, LLC, a Nevada limited liability company By /s/ Matthew K. Szot Matthew K. Szot, Manager

STEVIA CALIFORNIA, LLC, a California limited liability company By /s/ Matthew K. Szot Matthew K. Szot, Manager

[Signature page to Third Amendment to Loan and Security Agreement]

CIBC BANK USA,

as Administrative Agent and as a Lender

By: /s/ Jennifer Kempton
Name: Jennifer Kempton

Title:   Managing Director

10155850.6

[Signature page to Third Amendment to Loan and Security Agreement]